EXHIBIT 99.1

Retail Opportunity Investments Corp. Agrees to Sell $250 Million of Senior Unsecured Notes Due 2027

SAN DIEGO, Nov. 13, 2017 (GLOBE NEWSWIRE) -- Retail Opportunity Investments Corp. (NASDAQ:ROIC) announced today that it has agreed to sell $250 million principal amount of 4.19% Senior Unsecured Notes in a private placement which represented a spread of 185 basis points over the 10-year U.S. Treasury Yield at the time of pricing. ROIC expects to issue the notes in December 2017. The notes will mature on the ten year anniversary of their issuance.

Proceeds from the financing will be used to repay amounts outstanding under ROIC’s $600 million unsecured revolving credit facility and for general corporate purposes.

The Senior Unsecured Notes have not been and will not be registered under the U.S. Securities Act of 1933, as amended (the "Act") or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Act and applicable state securities laws. This press release is for information only, does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale of any securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

ABOUT RETAIL OPPORTUNITY INVESTMENTS CORP.

Retail Opportunity Investments Corp. (NASDAQ:ROIC), is a fully-integrated, self-managed real estate investment trust (REIT) that specializes in the acquisition, ownership and management of grocery-anchored shopping centers located in densely-populated, metropolitan markets across the West Coast.  As of September 30, 2017, ROIC owned 87 shopping centers encompassing approximately 10.0 million square feet.  ROIC is the largest publicly-traded, grocery-anchored shopping center REIT focused exclusively on the West Coast.  ROIC is a member of the S&P SmallCap 600 Index and has investment-grade corporate debt ratings from Moody's Investor Services and Standard & Poor’s Global Ratings.  Additional information is available at: www.roireit.net.

When used herein, the words "believes," "anticipates," "projects," "should," "estimates," "expects," “guidance” and similar expressions are intended to identify forward-looking statements with the meaning of that term in Section 27A of the Securities Act of 1933, as amended, and in Section 21F of the Securities and Exchange Act of 1934, as amended. Certain statements contained herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results of ROIC to differ materially from future results expressed or implied by such forward-looking statements.   Information regarding such risks and factors is described in ROIC's filings with the SEC, including its most recent Annual Report on Form 10-K, which is available at: www.roireit.net.

Contact:
Ashley Rubino, Investor Relations
858-255-4913
arubino@roireit.net